                                  FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

         This FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT (the "Fee Waiver and Expense Reimbursement
Agreement") is dated as of May 17, 2007 between OPPENHEIMERFUNDS, INC. (the "Manager") and OPPENHEIMER BARING SMA
INTERNATIONAL FUND (the "Fund").

         WHEREAS, the Manager has entered into an investment advisory agreement (the "Advisory Agreement" with the Fund, whereby the Manager provides certain investment advisory and management services to the Fund;

         WHEREAS, shares of the Fund may be purchased and held only by or on behalf of separately managed account clients who have retained OFI Private Investments Inc. or certain of its affiliates (collectively, "OFI PI") to manage their accounts pursuant to an investment management agreement with OFI PI and/or a managed account program sponsor;

         WHEREAS, the Manager desires to waive all of its fees payable by the Fund for services provided under the Advisory Agreement;

         WHEREAS, the Manager desires to pay or reimburse all expenses of the Fund, other than extraordinary expenses, transfer agency fees to the extent paid for sub-transfer agent services and fees paid to the Trustees of the Fund who are not "interested persons" under the Investment Company Act of 1940 ("Independent Trustees");

         WHEREAS, the Manager understands and intends that the Fund will rely on this Fee Waiver and Expense
Reimbursement Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

         WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower operating expenses than they would absent such waivers.

         NOW, THEREFORE, the Manager agrees to (i) waive its advisory fees under the Advisory Agreement and (ii)
pay on behalf of the Fund, or reimburse the Fund for, all of its costs and expenses, including the Fund's costs under the agreements listed on Schedule A, other than extraordinary expenses, transfer agency fees to the extent paid for sub-transfer agent services and fees paid to the Independent Trustees.

         This contractual fee waiver and expense reimbursement shall be effective for as long as shares of the
Fund may be purchased and held only by or on behalf of separately managed account clients who have retained OFI
PI to manage their accounts pursuant to an investment management agreement with OFI PI and/or a managed account program sponsor.

         This Fee Waiver and Expense Reimbursement Agreement may be amended or terminated only upon the approval of (i) the Manager and (ii) the Board of Trustees of the Fund as required under Section 15 of the Investment
Company Act of 1940.

         IN WITNESS WHEREOF, the Manager and the Fund have agreed to this Fee Waiver and Expense Reimbursement
Agreement as of the day and year first above written.

                                                 OPPENHEIMERFUNDS, INC.

                                                 By:       /s/Richard W. Knott
                                                 Name:    Richard W. Knott
                                                 Title:   Executive Vice President

                                                 OPPENHEIMER BARING SMA INTERNATIONAL FUND

                                                 By: /s/ Robert G. Zack
                                                 Name:    Robert G. Zack
                                                 Title:   Secretary

                                                    SCHEDULE A

                                       FUND AGREEMENTS SUBJECT TO FEE WAIVER
                                        AND EXPENSE REIMBURSEMENT AGREEMENT

Investment Advisory Agreement dated June 1, 2007, between Oppenheimer Baring SMA International Fund and
OppenheimerFunds, Inc.

General Distributor's Agreement dated June 1, 2007, between Oppenheimer Baring SMA International Fund and
OppenheimerFunds Distributor, Inc.

Service Contract by and between each of the Oppenheimer funds included on Schedule B of the Service Contract and
OppenheimerFunds, Inc., acting through its operating division OppenheimerFunds Services, dated January 1, 2001.

Global Custodial Services Agreement dated August 16, 2003, as amended, by and between each investment company identified on Appendix A attached to the Agreement, individually and severally, and not jointly and severally, and JP Morgan Chase.